EXHIBIT 99.1

        IEC ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS FOR FISCAL 2004

Newark, NY - November 17, 2004 - IEC Electronics Corp. (IECE.OB) announced today its results for the fourth quarter and fiscal year ending September 30, 2004.

IEC reported net income of $62,000 or $0.01 per share on revenue of $7.7 million for the quarter. This compares to a net income of $575,000 or $0.07 per share, of which $260,000 was non-operating income, on revenue of $9.1 million for the same quarter a year ago.

IEC's net loss for fiscal 2004 was ($828,000) or ($0.10) per share on revenue of $27.7 million. This compares to net income of $2.5 million, of which $1.1 million was from non-operating income, or $0.31 per share on revenue of $48.2 million, for fiscal year 2003.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "Although our fourth quarter profit was modest, we are pleased to announce a return to profitability. This quarter also included restructuring charges of $97,000 for activities commenced during the previous quarter but completed during this quarter. As reported in previous announcements the loss of Motorola's business has been a challenge. Last year at this time two accounts, which are no longer customers, represented 87% of our business. Making the adjustments necessary to reshape IEC during this period of transition has been difficult. We are pleased to report that our account concentration has changed such that six accounts represent 82% of our revenue. We fully expect to further diversify our account base throughout 2005."

Gilbert continued, "We are pleased to report that the Company's long-term debt, including the current portion of long-term debt, at year end was $1.3 million down from $2.7 million at year-end last year. At the time of our refinancing in January, 2003 our long-term debt totaled $5.5 million. We have aggressively paid down our debt. This strengthened our financial position, improved our enterprise value, and supports our efforts to pursue new customers. Our goal continues to be steady profitable growth from our current and expanding sales base.

We may have some difficult periods in the early part of the year as we work our way through the balance of the transition. Just after the quarter closed Don Doody joined the company from Plexus Corporation as Vice President of Manufacturing. We are excited to have Don at IEC. He and Jeff Schlarbaum who joined in May, our Vice President of Sales and Marketing, also formerly from Plexus, bring substantial industry experience and a wealth of knowledge to the Company. With their help we look forward to 2005 with guarded optimism. The actions taken this year have lowered our breakeven, yet our return to sustained profitability will only come from improved capacity utilization and continued diligence to improve our operational efficiency. We do anticipate that some of the new customers that have joined us this year will be growing next year, and the prospects for new customers is more promising than it has been this past year."

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IEC is a full service,  ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's forth quarter 2004 results can be found on its web site at www.iec-electronics.com/news.php.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2004 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:
Heather Keenan
IEC Electronics Corp.
(315) 332-4262
hkeenan@iec-electronics.com